 For Immediate Release

Onstream Media to Move Listing from NASDAQ to the OTCQB Market

POMPANO BEACH, FL – October 10, 2012 - Onstream Media Corporation (NASDAQ:ONSM), a leading online service provider of live and on-demand corporate audio and web communications, virtual event technology, and social media marketing, today announced that its Board of Directors has voluntarily decided to move the listing of its common stock from The NASDAQ Capital Market ("NASDAQ") to OTC Markets' OTCQB marketplace ("OTCQB"). Onstream Media expects that its stock will begin trading on the OTCQB under its ticker symbol "ONSM" effective October 22, 2012. As of that date, investors and other interested parties will be able to view the Real Time Level II stock quotes for ONSM at http://www.otcmarkets.com.

“We believe that our decision to move to the OTCQB is in no way an adverse reflection of the financial stability or viability of the Company,” stated Randy Selman, President and CEO of Onstream Media. “We carefully evaluated our options to maintain our listing on NASDAQ, including whether or not to implement a reverse split to satisfy the $1.00 per share minimum bid price requirement, and concluded that it was not in the best interest of our shareholders.  We believe the transition to the OTCQB will be relatively seamless and will continue to provide existing and new shareholders a quality marketplace to trade our stock.”

Mr. Selman continued, “Our revenues and operating cash flow for the most recently reported quarter represented Company records. Looking forward to FY2013, we expect continued record revenue and cash flow as a result of expanding sales into new markets for our new and existing products and services.”

On October 21, 2011, the Company received a letter from NASDAQ advising the Company that for the 30 consecutive trading days preceding the date of the notice, the bid price of the Company’s common stock had closed below the $1.00 per share minimum bid price required for continued listing on The NASDAQ Capital Market, pursuant to NASDAQ Listing Rule 5550(a)(2)(a) (the “Bid Price Rule”). The letter stated that the Company would be provided 180 calendar days, or until April 18th, 2012, to regain compliance with the Bid Price Rule, which deadline was subsequently extended on a one-time basis to October 15, 2012. To regain compliance, the closing bid price of the common stock would need to be at least $1.00 per share for a minimum of ten consecutive business days prior to that date.

The Board of Directors’ voluntary decision to move the Company’s listing from NASDAQ to OTCQB was made following the detailed review of numerous factors including NASDAQ filing fees (versus OTCQB); the significant compliance obligations and restrictions that result from the maintenance of the NASDAQ listing, including the associated out-of-pocket costs (versus OTCQB); the effects of the Company's last reverse stock split; and the Board's determination that the Company will not be able to regain compliance with the Bid Price Rule before the October 15, 2012 deadline. Based on the foregoing factors, the Board of Directors does not believe there is continuing shareholder value in maintaining Onstream Media’s listing on NASDAQ at this time. However, the move to the OTCQB does not change the Company’s reporting obligations with the Securities and Exchange Commission under applicable federal securities laws. Accordingly, the Company will continue to file its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

About OTC Markets Group Inc.:

OTC Markets Group Inc. (OTCM) operates open, transparent and connected financial marketplaces for investors to easily trade almost 10,000 equity and debt securities through the broker of their choice. OTC Markets Group organizes these securities into tiered marketplaces to inform investors of opportunities and risks. OTC Markets Group's data-driven platform enables efficient trading through any broker at the best possible price and empowers a broad range of companies to improve the quality and availability of information for their investors.

About Onstream Media Corporation:

Onstream Media (ONSM) is a leading online service provider of live and on-demand corporate audio and web communications, virtual event technology, and social media marketing. Onstream Media's innovative Digital Media Services Platform (DMSP) provides customers with cost effective tools for encoding, managing, indexing, and publishing content via the Internet. The company's MarketPlace365® solution enables publishers, associations, tradeshow promoters and entrepreneurs to rapidly and cost effectively self deploy their own online virtual marketplaces.

In addition, Onstream Media provides live and on-demand webcasting, webinars, web and audio conferencing services. To date, almost half of the Fortune 1000 companies and 78% of the Fortune 100 CEOs and CFOs have used Onstream Media's services. Select Onstream Media customers include AAA, Dell, Disney, Georgetown University, National Press Club, PR Newswire, Shareholder.com (NASDAQ), Sony Pictures, and the U.S. Government. Onstream Media's strategic relationships include Akamai, BT Conferencing, and Trade Show News Network (TSNN). For more information, visit Onstream Media at http://www.onstreammedia.com  or call 954-917-6655.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this document and elsewhere by Onstream Media are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of the company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward- looking statements include, but are not limited to fluctuations in demand; changes to economic growth in the U.S. economy; government policies and regulations, including, but not limited to those affecting the Internet. Onstream Media undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Onstream Media Corporation's filings with the Securities and Exchange Commission.

Media Relations

Chris Faust

Fastlane Communications

973-226-4379

cfaust@fast-lane.net

Investor Relations

Donald C. Weinberger; Adam Lowensteiner

Wolfe Axelrod Weinberger Associates, LLC

212-370-4500; 212-370-4505

don@wolfeaxelrod.com   adam@wolfeaxelrod.com